EXHIBIT 10.8

Dcp Midstream.	DCP Midstream 5718 Westheimer, Suite 1900 Houston, TX 77057 713-735-3600

May 8, 2009

South Texas Oil Company Attn: Mr. Doyle Valdez 300 East Sonterra Blvd., Suite 1220 San Antonio, Texas 78258

Re:	Gas Purchase Contract dated April 1, 2009, Buyer's File No. GDS0839PUR; Various Leases, Fayette, Burleson, and Lee Counties, Texas

Dear Mr. Valdez:

Thank you for your prompt response in returning the referenced documentation. Enclosed is one fully executed copy for your further handling signed by George Manzelmann, Managing Director, South and Central Texas for DCP Midstream. We appreciate your business!

Sincerely,

Shay Pryor
Contract Administration

www.dcpmidstream.com

GAS PURCHASE CONTRACT

Between SOUTH TEXAS OIL COMPANY as Seller
And DCP MIDSTREAM, LP as Buyer

Dated April 1, 2009

EXHIBIT A
GENERAL TE RMS AND CONDITIONS

A.	DEFINITIONS	A‑
B.	DELIVERY DATE; COMPRESSION	A-1
C.	RESERVATIONS OF SELLER	A-2
D.	METERING AND MEASUREMENT	A-2
E.	DETERMINATION OF GAS COMPOSITION, GRAVITY, AND HEATING VALUE	A-3
F.	QUALITY OF GAS	A-3
G.	BILLING AND PAYMENT	A-4
H.	FORCE MAJEURE	A-4
I.	WARRANTY OF TITLE	A-5
J.	ROYALTY AND OTHER INTERESTS	A-5
K.	SEVERANCE AND SIMILAR TAXES	A-5
L.	INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE	A-5
M.	RIGHT OF WAY	A-6
N.	ASSIGNMENT	A-6
O.	MISCELLANEOUS PROVISIONS	A-6

EXHIBIT B COMMITTED LEASES AND WELLS

GAS PURCHASE CONTRACT

This Contract is entered as of April 1, 2009, between SOUTH TEXAS OIL COMPANY ("Seller") and DCP MIDSTREAM, LP ("Buyer").

For and in consideration of the mutual covenants contained herein, the parties agree as follows:

1.           COMMITMENT. Seller will sell and deliver and Buyer will purchase and receive gas produced from all wells now or later located on all oil and gas interests now or later owned or controlled by Seller on or allocated to the following lands in Fayette, Lee, and Burleson Counties, Texas:

See Exhibit B.

Definitions and General Terms and Conditions included in this Contract are attached as Exhibit A. All Exhibits referenced herein are attached and incorporated by reference,

2.            DELIVERY POINTS. The Delivery Points for gas to be delivered by Seller to Buyer for existing sources of production will be at the inlets of Buyer's Facilities at a mutually agreeable site at or near Seller's sources of production. The Delivery Points for future sources of production committed under this Contract will be established under Section B.2 of Exhibit A. Title to the gas and all its components shall pass to and vest in Buyer at the Delivery Points without regard to the purposes for which Buyer may later use or sell the gas or its components.

3.            DELIVERY PRESSURE. Seller will deliver the gas at the Delivery Points at a pressure sufficient to enable it to enter Buyer's Facilities against the working pressure at reasonably uniform rates of delivery, not to exceed the maximum allowable operating pressure established by Buyer or pressures that prevent others from producing ratably. Buyer in its discretion may require that Seller install and operate .a pressure relief or reduction device upstream of any Delivery Point set at the pressure designated by Buyer to limit the pressure at which Seller delivers gas, where Seller's deliveries might interfere with ratable deliveries from others, or to enhance safety.

4.            QUANTITY. (a) Seller shall deliver and Buyer shall purchase and take Seller's gas subject to the operating conditions and capacity of Buyer's Facilities and resale markets. Although there is no specific purchase quantity, Buyer will use commercially reasonable efforts to market gas for resale and operate its facilities in an effort to maintain consistent takes of all available quantities. If Buyer takes less than the full quantities available, Buyer will use commercially reasonable efforts to purchase gas from the lands covered by this Contract ratably with its purchases of similar gas in each common gathering system or area within its capabilities using existing facilities, in compliance with Buyer's existing contracts and with applicable laws and regulations, including ratable purchases from Buyer's Affiliates.

(b) Seller may dispose of any gas not taken by Buyer for any reason, including events of Force Majeure, subject to Buyer's right to resume purchases at any subsequent time. If Buyer does not take gas for '15 consecutive Days and Seller secures a different temporary market, Buyer may resume purchases only upon 15 Days' advance written notice as of the beginning of a month unless otherwise agreed.

(c) Seller will use commercially reasonable efforts to deliver gas meeting the quality requirements and to avoid delivery of Inferior Liquids. If the gas at any Delivery Point becomes insufficient in volume, quality, or pressure, Buyer may cease gas takes from the Delivery Point as long as the condition exists. If Buyer ceases taking gas under this Section for 30 consecutive Days for reasons other than quality or Force Majeure, Seller may terminate this Contract with respect to the affected Delivery Points as to the then productive zones upon 30 Days' advance written notice to Buyer; provided that during the notice period Buyer may resume consistent takes and purchases, and thereby avoid Contract termination under Seller's notice.

5.           PRICE.

5.1        Consideration. As full consideration for the gas and all hydrocarbon and non-hydrocarbon components delivered to Buyer each month to the gathering system of Buyer's affiliate, Buyer shall pay Seller the applicable percentage under Table 5.1 below of the net value of residue gas and of any recovered NGLs allocated to Seller's gas from those sources.

Table 5.1

Month’s Average Mcf/Day For all gas delivered under Contract	Applicable Percentage Of Residue Gas and NGL’s

Greater than 1,500	92%
1,000-1,500	90%
751 —1,000	88%
400 — 750	86%
Less than 400	84%

No separate payment or value calculation is to be made under this Contract for helium, sulfur, CO2, other non-hydrocarbons, or for Inferior Liquids.

5.2         Residue Gas Value. The net Residue Gas value will be the price per MMBtu published in Inside F.E.R. C. 's Gas Market Report in its first publication of the delivery month for "Prices of Spot Gas Delivered to Pipelines" for Houston Ship Channel ("Index Price") less $0.15 per MMBtu. If this price quotation is discontinued or materially modified, its successor will be used, or in the absence of a successor, Buyer will select another publication that enables calculation of an Index Price closely comparable to that previously used. If a change in the Index Price becomes necessary, Buyer will so inform Seller by written notice, stating the changes and the reason for the changes. If Buyer installs or operates additional facilities downstream from Buyer's Facilities to provide resale markets or to meet the specifications of Buyer's resale purchasers or transporters, Buyer may deduct the reasonable cost (including return on and of investment) of installation and operation of those added facilities.

5.3         NGL Value. The net value of any recovered NGLs attributable to Seller will be the simple average of the midpoint of the daily high/low spot price for (i) ethane in E-P mix, (ii) Non-TET propane, (iii) Non-TET isobutane, (iv) Non-TET normal butane, and (v) Non-TET natural gasoline (pentanes and heavier) during the month as reported for Mont Belvieu, Texas by the Oil Price Information Service (or in its absence, a comparable successor publication designated by Buyer) less a transportation, fractionation, and storage ("TF&S") fee of $0.06 per gallon, As of January 1 of each calendar year beginning with 2010, Buyer will adjust the TF&S fee upward or downward as follows, but not below the initial fee, by an amount equal to the annual percentage of change in the preliminary estimate of the implicit price deflator, seasonally adjusted, for the gross domestic product ("GDP") as computed and most recently published by the U.S. Department of Commerce, rounded to the nearest 100'h cent, or in its absence, a similar successor adjustment factor designated by Buyer.

5.4         Low Volume Delivery Points. Whenever the volume delivered to Buyer at any Delivery Point is less than 300 Mcf in a month, Buyer will charge Seller a low volume fee of $200.00 per low volume month per affected Delivery Point. Buyer may deduct this fee from any proceeds payable to Seller or may invoice Seller for the amount due, to be paid by Seller within 20 Days of the invoice date. Seller may cease application of low volume fees under this Section by giving Buyer 30 Days advance written notice of Seller's request to have the affected meters disconnected. The low volume fees will no longer apply as of the end of the notice period, and Buyer may disconnect the affected meters.

5.5       Allocation of Residue Gas and NGLs. Buyer will determine the Residue Gas and NGLs attributable to Seller on a proportional basis by component using the following definitions and procedures.. Additional definitions are in Section A of Exhibit A. From time to time Buyer may make changes and adjustments in its allocation methods to improve accuracy or efficiency.

(a) NGLs Allocable to Seller. The quantity of each NGL component allocable to Seller's gas will be determined by multiplying the total quantity of each NGL component recovered at the plant or plants by a fraction. The numerator will be the gallons of that NGL component contained in the gas delivered by Seller, determined by chromatographic analysis or other accepted method in the industry, and the denominator will be the total gallons of that component contained in all gas delivered to Buyer from sources connected to Buyer's Facilities. Subarea breakdowns may be used as stated in (b)(ii) below.

(b) Residue Gas Allocable to. Seller.

(i) The MMBtits of "Residue Gas allocable to Sellers' will be determined by multiplying the MMBtus of "Residue Gas available" from Buyer's Facilities by a fraction. The numerator will be the "theoretical MMBtus of Residue Gas remaining from Seller's gas" delivered by Seller, and the denominator will be the total of the theoretical MMBtus of Residue Gas remaining from all gas delivered to Buyer from the common sources connected to Buyer's Facilities. "Residue Gas available" means all remaining Residue Gas available from Buyer's Facilities, net of gas used for the operation of Buyer's Facilities. Theoretical MMBtus of Residue Gas remaining from Seller's gas" means the sum of the MMBtus of methane and heavier hydrocarbons contained in Seller's gas, determined by chromatographic analysis or other accepted method in the industry, less the MMBtus of recovered NGLs attributable to Seller's gas.

(ii) Buyer may apply the allocation principles of this Section repeatedly to sub-areas or separately measured systems to improve accuracy. For example, Buyer may allocate plant NGL and Residue Gas volumes to field gathering system boosters, then use the same principles to allocate those results further to sources behind those boosters. For any gas delivered initially into a high-pressure gathering system, unless sub-area allocations to low pressure sources or other methods are used, Seller's theoretical MMBtus of Residue Gas remaining will be adjusted upward by four percent (4%) to recognize the fuel economies realized by Buyer's avoidance of compression for these high pressure deliveries.

(iii) The parties desire that Buyer have adequate incentives to take actions that increase efficiency and decrease fuel consumption. Therefore, if Buyer makes material capital investments to develop fuel conservation projects, including without limitation waste heat recovery, more efficient compression, or other expenditures that result in reduction of fuel consumption, Buyer may retain the benefits of each project during an agreed payout period of three years after project startup; then the benefits of the project will be shared by the parties in the percentages stated in Section 5.1. During the agreed payout period, Buyer will allocate residue gas and NGLs by deducting from the available quantities the difference between the average monthly fuel consumption for the 12 month period prior to project startup and the reduced computed fuel consumption after project startup. At the end of the agreed payout period, Buyer shall resume payments based on actual fuel consumed except to the extent other fuel reduction projects are in payout periods.

6.   TERM This Contract shall be in force for a primary term through March 31, 2014, and from year to year thereafter until canceled by either party as of the end of the primary term or as of any anniversary thereafter by giving the other party at least 60 Days' advance written notice of termination.

7.   ADDRESSES AND NOTICES. Either party may give notices to the other party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a party by written notice. Unless Seller objects in writing, Buyer may also use Seller's current address for payments. Any telephone numbers below are solely for information and are not for Contract notices. The parties opt out of electronic delivery of notices and amendments under this Contract, except that notices and band-signed amendments may be delivered by facsimile with receipt confirmed as stated above.

Notices to Seller- Correspondence	South Texas Oil Company Attn: Mr. Edward B. Shaw 300 East Sonterra Blvd., Suite 1220 • San Antonio, Texas 78258 Phone: (210) 545-5994 Fax: (210) 545-3317
Notices to Buyer— Billings & Statements:	DCP Midstream, LP Attn: Revenue Accounting • 5718 Westheimer Road, Suite 1900 Phone: (713) 735-3600 Fax:(713)735-3101
Buyer - Correspondence	DCP Midstream, LP Attn: Contract Administration 5718 Westheimer Road, Suite 1900 Phone: (713)735-3600 Fax:(713)735-3101

8.            TERMINATION OF PRIOR CONTRACTS AND RELEASE.

8.1          Termination and Release. This Contract terminates and supersedes any prior contracts for the sale or handling of gas between the parties or their predecessors in interest that apply or applied to any gas produced from any sources covered by this Contract effective as of its date. In negotiating this Contract, the parties have compromised and settled any and all price, fee, payment, and other disputes relating to or under the superseded contract(s). In consideration of the covenants contained herein, each party hereby releases the other party, its Affiliates, and its predecessors in interest under the prior contracts from any causes of action, claims, and liabilities (i) that they failed to pay the full prices or fees under the prior contracts, including interest, (ii) that they failed to perform any other obligation under the prior contracts, and (iii) arising from their relationship as parties to the prior contracts.

8.2          Exceptions. This termination and release does not include, and the parties expressly retain, the right to receive payments under the prior contract(s) for current gas production for which payment is not yet due and for which a party has not yet made payment in the ordinary course of business. This mutual release also does not include matters relating to title to gas and gas processing rights, Seller's obligations for payment of third parties and severance taxes, related interest and penalties, or gas imbalances under prior gathering or take in kind agreements.

The parties have signed this Contract by their duly authorized representatives as of the date first stated above.

SOUTH TEXAS OIL COMPANY	DCP MIDSTREAM, LP

By:
George Manzelmann
Managing Director — South Central Texas

Signed on: ________________	Signed on: ________________

Seller	Buyer

Signature Sheet for Gas Purchase Contract
Dated as of April 1, 2009

EXHIBIT A to GAS PURCHASE CONTRACT
Between SOUTH TEXAS OIL COMPANY, as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of April 1, 2009

GENERAL TERMS & CONDITIONS

A. DEFINITIONS

Except where the context indicates a different meaning or intent, and whether or not capitalized, the following terms will have meanings as follows;

(a) Affiliate — a company (i) in which a party owns directly or indirectly 50% or more of the issued and outstanding voting stock or other equity interests; (ii) which owns directly or indirectly 50% or more of the issued and outstanding voting stock or equity interests of the party; and (iii) in which a company described in (ii) owns, directly or indirectly, 50% or more of the issued and outstanding voting stock or other equity interests.

(b) Btu — British thermal unit. MMBtu, — one million Btus.

(c) Buyer's Facilities — the gas delivered by Seller will be gathered in gathering systems and may be redelivered to a gas processing plant or plants for the removal of NGLs together with gas produced from other properties. The gathering systems and plant or plants, or successor facilities, are "Buyer's Facilities" whether owned by buyer, an Affiliate of Buyer, or an unaffiliated third party. No facilities downstream of the processing plant or plants other than short connecting lines to transmission lines are included in "Buyer's Facilities_"

(d) Day — a period of 24 consecutive hours beginning and ending at 9:00 a.m. local time, or other 24 hour period designated by Buyer and a downstream pipeline.

(e) Delivery Points — whether one or more, see Sections 2, 11.1 and 112.

(f) Force Majeure — see Section H.2 below.

(g) Gas or gas — all natural gas that arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas produced from oil wells, gas well gas, and stock tank vapors.

(h) GPM — NGL gallons per Mcf.

(i) Inferior Liquids — Mixed crude oil, slop oil, salt water, nuisance liquids, and other liquids recovered by Buyer in its gathering system or at plant inlet receivers.

Revenues from Inferior Liquids, drips, and other gathering system liquids will be retained by Buyer to defray costs of treating and handling; Buyer will not allocate or pay for those liquids.

(j) Mcf — 1,000 cubic feet of gas at standard base conditions of 60°F and 14.65 psia.

(k) MMcf —1,000 Mcf.

(1) Month or month — a calendar month beginning on the first Day of a Month.

(m) NGL or NGLs — natural gas liquids, or ethane and heavier liquefiable hydrocarbons separated from gas and any incidental methane in NGL after processing.

(n) psi — pounds per square inch; psia — psi absolute; psig — psi gauge,

(o) Residue Gas — merchantable hydrocarbon gas remaining after processing (after all reductions, including field and plant fuel and lost and unaccounted for gas), and hydrocarbon gas sold or delivered without first being processed.

(p) _________ — price quotes for NGL on the Texas Eastern Products Pipeline Company, LLC system.

(q) TF&S — NGL transportation, fractionation, and storage.

B. DELIVERY DATE; COMPRESSION

B.1 Connected Sources Delivery Date.As to committed sources of production already connected to Buyer's Facilities, deliveries under this Contract will commence as of the date of this Contract

B.2 Additional Sources. As to sources not yet connected, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver the committed gas at the Delivery Points and Buyer will cause prompt commencement and complete with due diligence the construction of the facilities necessary and economically feasible to enable Buyer or its gas gathering contractor to receive deliveries of gas at the Delivery Points. If Buyer determines it is not profitable to construct the facilities, Seller will have the option to construct facilities necessary to deliver gas into Buyer's then existing facilities. If neither Buyer nor Seller elect to

0.5 Meter Tests. At least annually, Buyer will verify the accuracy of Buyer's measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment. If Seiler's lease operator or Buyer notifies the other that it desires a special test of any measuring equipment, they will cooperate to secure a prompt verification of the accuracy of the equipment. If either party at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other, and both will then cooperate to secure an immediate verification of the accuracy of the equipment. Only if so requested in advance by Seller in writing, Buyer will give Seller's lease operator reasonable advance notice of the time of all special tests and calibrations of meters and of sampling for determinations of gas composition and quality, so that the lease operator may have representatives present to witness tests and sampling or make joint tests and obtain samples with its own equipment. Seller will give or cause its lease operator to give reasonable advance notice to Buyer of the time of tests and.calibrations of any check meters and of any sampling by Seller for determination of gas composition and quality.

0.6 Correction of Errors. If at any time any of the measuring or testing equipment is found out of service or registering inaccurately in any percentage, the measuring party will adjusted it promptly to read accurately within the limits prescribed by the manufacturer. If any measuring equipment is found to be inaccurate or out of service by an amount exceeding the greater of (i) 2.0 percent at a recording corresponding to the average hourly rate of flow for the period since the last test, or (ii) 100 Mcf per month, the measuring party will correct previous readings to zero error for any known or agreed period. Buyer will determine the volume of gas delivered during that period by the first feasible of the following methods:

(i) Using the data recorded by any check measuring equipment if registering accurately;

(ii) Correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or

(iii) Using deliveries under similar conditions during a period when the equipment was registering accurately.

No adjustment will be made for inaccuracies unless they exceed the greater of (i) 2.0 percent of affected volumes, or (ii) 100 Mcf per month.

0.7 Meter Records. The parties will preserve for a period of at least two years all test data, charts and similar measurement records. The parties will raise metering questions as soon as practicable after the time of production. No party will have any obligation to preserve metering records for more than two years except to the extent that a metering question has been raised in writing and remains unresolved.

E. DETERMINATION OF GAS COMPOSITION,
GRAVITY, AND HEATING VALUE

At least annually, Buyer will obtain a representative sample of Seller's gas delivered at each Delivery Point; Buyer may use spot sampling, continuous samplers, or on-line chromatography. By chromatography or other accepted method in the industry, Buyer will determine the composition, gravity, and gross heating value of the hydrocarbon components of Seller's gas in Btu per cubic foot on a dry basis at standard conditions, then adjust the result for the water vapor content of the gas (by either the volume or Btu content method) using an industry accepted practice. No heating value will be credited for Btus in H2S or other non-hydrocarbon components. Buyer will make the first determination of Btu content for Seller's deliveries within a reasonable time after deliveries of gas begin. If Buyer uses a continuous sampler or on-line chromatography, the determinations will apply to the gas delivered while the sampler was installed. If not, the determination will apply until the first Day of the month following the next determination.

F. QUALITY OF GAS

F.1           Quality Specifications.The gas shall be merchantable natural gas, at all times complying with the following quality requirements. The gas shall be commercially free of crude oil, water in the liquid phase, brine, air, dust, gums, gum-forming constituents, bacteria, and other objectionable liquids and solids, and not contain more than:

    a. A grain of H2S per 100 cubic feet.

    b. Five grains of total sulfur nor more than one grain of mercaptan per 100 cubic feet.

    c. Two mole percent of carbon dioxide.

    d. Three mole percent of nitrogen.

    e. 10 parts per million by volume of oxygen, and not have been subjected to any treatment or process that permits or causes the admission of oxygen, that dilutes the gas, or otherwise causes it to fail to meet these quality specifications.

    f. Five mole percent of combined carbon dioxide, nitrogen, and oxygen.

The gas shall:

construct the necessary facilities, either party may cancel this Contract as to the affected gas upon 15 Days advance written notice to the other.

B.3 Delivery Rates. Under normal conditions, Seller and Buyer will deliver and receive gas at reasonably uniform rates of delivery. Seller will have agents or employees available at all reasonable times to receive advice and directions from Buyer for changes in the rates of delivery of gas as required from time to time.

B.4 Options to Compress. If Seller's wells
become incapable of delivering gas into Buyer's Facilities, neither party will be obligated to compress, but either party will have the option to do so. If neither party elects to compress within a reasonable time after the need for compression appears, Buyer upon written request of Seller will either arrange promptly to provide compression or as Seller's sole remedy, release the affected gas sources as to the then-producing formations from commitment under this Contract. If Buyer provides additional compression, the price to be paid by Buyer for Seller's gas shall be reduced by a reasonable compression fee that allows recovery of the related fuel and pravidec Bayer a reasonable return on investment.

C. RESERVATIONS OF SELLER

C.1 Reservations. Seller reserves the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer under this Contract together with sufficient gas to satisfy those rights:

    a. To operate the oil and gas properties free from control by Buyer as Seller in Seller's sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the oil and gas properties, and to abandon any well or surrender any oil and gas lease, in whole or in part, when no longer deemed by Seller to be capable of producing gas in paying quantities under normal methods of operation.

    b.To use gas for developing and operating the oil and gas properties committed under this Contract and to fulfill obligations to Seller's lessors for those properties.

    c. To pool, combine, and unitize any of Seller's oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units; this Contract will then cover Seller's allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Contract, and the description of the property committed will be considered to have been amended accordingly.

C.2 Exception. Notwithstanding Section C.1, Seller will not engage in any operation, including without limitation reinjection, recycling, or curtailment, that would materially reduce the amount of gas available for sale to Buyer except upon 120 Days advance written notice to Buyer, or as much advance notice as is feasible under the circumstances. If Seller ceases or materially curtails deliveries to Buyer under this Section C, the Contract term will be extended by the duration of the interruptions and curtailments. Buyer will own and be entitled to collect and pay Seller for any NGLs that condense or are manufactured from gas during any of Seller's operations, excluding crude oil and distillate recovered from gas by conventional type mechanical separation equipment and not delivered to Buyer.

D. METERING AND MEASUREMENT

D.1 Buyer to Install Meters. Buyer will own, maintain, and operate orifice meters or other measuring devices of standard make at or near the Delivery Points. Except as otherwise specifically provided to the contrary in this Section D, Buyer will install orifice meters or other measurement devices and compute volumes in accordance with accepted industry practice. Buyer may re-use metering equipment not meeting current standards but meeting 1985 or later published standards for gas sources not expected to deliver in excess of 100 Mef per Day. A party providing compression facilities will also provide sufficient pulsation dampening equipment to prevent pulsation from affecting measurement at the Delivery Points. The parties may use electronic recording devices. Seller will have access to Buyer's metering equipment at reasonable hours, but only Buyer will calibrate, adjust, operate, and maintain it.

D.2 Unit of Volume. The unit of volume will be one cubic foot of gas at a base temperature of 60°F and at a pressure base of 14.65 psia. Computations of volumes will follow industry accepted practice.

D.3 Pressure, Temperature. Buyer may measure the atmospheric pressure or may assume the atmospheric pressure to be 14.65 psia. Buyer may determine the gas temperature by using a recording thermometer; otherwise, the temperature will be assumed to be 60°F.

D.4 Check Meters. Seller may install, maintain, and operate in accordance with accepted industry practice at its own expense pressure regulators and check measuring equipment of standard make using separate taps. Check meters shall not interfere with operation of Buyer's equipment. Buyer will have access to Seller's check measuring equipment at all reasonable hours, but only Seller will calibrate, adjust, operate, and maintain it.

    g. Not exceed 120°F in temperature at the Delivery Point.

    h. Have a total heating value of at least 1,050 Buis per cubic foot.

    i. If a third party pipeline receiving the gas delivered has more stringent quality specifications than those stated above, Seller's gas shall conform to the more stringent pipeline quality standard.

F.2 Quality Tests. Buyer will make determinations of conformity of the gas with the above specifications using procedures generally accepted in the gas industry as often as Buyer reasonably deems necessary. If in the lease operator's judgment the result of any test or determination is inaccurate, Buyer upon request will again conduct the questioned test or determination. The costs of the additional test or determination will be borne by Seller unless it shows the original test or determination to have- been materially inaccurate.

F.3  Separation Equipment. Seller will employ only conventional mechanical separation equipment at all production sites covered by this Contract. Low temperature, absorption, and similar separation facilities are not considered conventional mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators and except for removal of substances as required to enable Seller to comply with this Section F, Seller will remove no components of the gas prior to delivery to Buyer.

F.4Rights as to Off Specification Gas,

    a.If any of the gas delivered by Seller fails to meet the quality specifications stated in this Section, Buyer may at its option accept delivery of and pay for the gas or discontinue or curtail taking of gas at any Delivery Point whenever its quality does not conform to the quality specifications. If Buyer accepts delivery of off specification gas from Seller or incurs costs relating to inferior gas quality in its gathering system, Buyer may deduct from the proceeds otherwise payable a reasonable fee for monitoring the gas quality and treating and handling the gas. Buyer typically adjusts gas quality deduction levels annually, but may do so more often if needed.

    b.If Buyer is declining to take off quality gas, Seller may by written notice to Buyer request a release of the affected gas from commitment under this Contract. In response, Buyer will within 30 Days either (1) waive its right to refuse to take the affected off quality gas (subject to its right to charge treating fees under this Section F) and again take gas from the affected sources, or (ii) release the affected gas from commitment under this Contract.

G. BILLING AND PAYMENT

G.1 Statement and Payment Date. Buyer will render to Seller on or before the last Day of each month a statement showing the volume of gas delivered by Seller during the preceding month and Buyer's calculation of the amounts due under this Contract for the preceding month's deliveries. Buyer will make payment to Seller on or before the last Day of each month for all gas delivered during the preceding month. As between the parties, late payments by Buyer and recoupments/refunds from Seller will carry simple interest at the lower of 6% per annum or the maximum lawful interest rate; provided that no interest will accrue as to monthly principal amounts of less than $1,000 due for less than one year when paid. The parties waive any rights to differing interest rates. Except as limited in Section G.2 below, Buyer may recover any overpayments or collect any amounts due from Seller to Buyer for any reason at any time under this or other transactions by deducting them from proceeds payable to Seller.

G.2Audit Rights; Time Limit to Assert Claims.

    (a) Each party will have the right during reasonable business hours to examine the books, records and charts of the other party to the extent necessary to verify performance of this Contract and the accuracy of any payment, statement, charge or computation upon execution of a reasonable confidentiality agreement. If any audit examination or review of the party's own records reveals an inaccuracy in any payment, Buyer will promptly make the appropriate adjustment.

    (b) No adjustment for any billing or payment shall be made, and payments shall be final after the lapse of two years from their due date except as to matters that either party has noted in a specific written objection to the other party in writing during the two year period, unless within the two'year period Buyer has made the appropriatecorrection.However,Seller's responsibilities for severance taxes and third party liabilities and related interest are not affected by this subsection.

    (c) No party will have any right to recoup or recover prior overpayments or underpayments that result from errors that occur in spite of good faith performance if the amounts involved do not exceed $10/month/meter. Either party may require prospective correction of such errors.

G.3 Metering Records Availability. Buyer will not be required to furnish gas volume records relating to electronic recording devices for gas meters other than daily volume information unless there are indications the meter was not operating properly.

H. FORCE MAJEURE

H.1 Suspension of Performance. If either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Contract, other than to make payments due, the obligations of that party, so far as they are affected by Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period.

H.2 Force Majeure Definition. "Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, inability to obtain at reasonable cost servitudes, right of way grants, permits, governmental approvals or licenses, inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and other causes, whether of the kind listed above or otherwise, not within the control of the party claiming suspension and which by the exercise of reasonable diligence the, p..rty unable to prevent or overcome.

H.3 Labor Matters Exception. The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances when that course is considered inadvisable is not required.

I. WARRANTY OF TITLE

Seller warrants that it has good title and processing rights to the gas delivered, free and clear of any and all liens, encumbrances, and claims, and that Seller has good right and lawful authority to sell the same. Seller grants to Buyer the right to process Seller's gas for extraction of NGLs and other valuable components. If Seller's title or right to receive any payment is questioned or involved in litigation, Buyer will have the right to withhold the contested payments without interest until title information is received, during the litigation, until the title or right to receive the questioned payments is freed from question, or until Seller furnishes security for repayment acceptable to Buyer. Without impairment of Seller's warranty of title to gas and gas processing rights, if Seller owns or controls less than full title to the gas delivered, Buyer will make payments only in the proportion that Seller's interest bears to the entire title to the gas.

J. ROYALTY AND OTHER INTERESTS

Seller is responsible for all payments to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments, production payments, and the like. Buyer assumes no direct liability to Seller's working or mineral interest, royalty, or other interest owners under this Contract. For federal and Indian leases, Buyer may at any time require Seller to sign and furnish a Payor Information Form or other papers to the Minerals Management Service or successor agency to cover Buyer's royalty payments for Seller and to verify Buyer's refusal to assume Seller's lease royalty payment obligations.

K. SEVERANCE AND SIMILAR TAXES

K.1 Included in Price. Reimbursement to Seller for Seller's full liability for severance and similar taxes levied upon Seller's gas production is included in the prices payable under this Contract, regardless of whether some included interests may be exempt from taxation.

K.2 Tax Responsibilities and Disbursements. Seller shall bear, and unless otherwise required by law, will pay to taxing authorities all severance, production, excise, sales, gross receipts, occupation, and other taxes imposed upon Seller with respect to the gas on or prior to delivery to Buyer. Buyer will bear and pay all taxes imposed upon Buyer with respect to the gas after delivery to Buyer.

L. INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE

L.1 Title, Royalty, and Severance Taxes. SELLER RELEASES AND AGREES TO DEFEND, INDEMNLFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF INVESTIGATION AND DEFENSE) RELATING TO (a) SELLER'S TITLE TO GAS AND GAS PROCESSING RIGHTS, (b) PAYMENTS FOR WORKING, MINERAL, ROYALTY AND OVERRIDING ROYALTY AND OTHER INTERESTS, AND (c) SALES, SEVERANCE, AND SIMILAR TAXES, THAT ARE THE RESPONSIBILITY OF SELLER UNDER SECTIONS I, .1, AND K ABOVE.

L.2  Responsibility for Iniury or Damage. As between the parties, Seller will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to Buyer at the Delivery Points; after delivery, Buyer will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling or gathering of gas.

THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARISING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFIED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, OR EMPLOYEES.

M. RIGHT OF WAY

Insofar as Seller's lease or leases permit and insofar as Seller or its lease operator may have any rights however derived (whether pursuant to oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Seller grants to Buyer and Buyer's gas gathering contractor, if any, and their assignees the right of free entry and the right to lay and maintain pipelines, meters, and any equipment on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase or handling of Seller's gas. Upon written request from Buyer to Seller, Seller shall grant, in writing, to Buyer or Buyer's designee, recordable rights of ingress and egress as necessary or appropriate for the purposes of complying with the terms of this Contract. All pipelines, meters, and other equipment placed by Buyer or Buyer's contractors on the lands and leases will remain the property of the owner and may be removed by the owner at any time. Without limitation, Buyer or its gathering contractor may disconnect and remove measurement and other facilities from any Delivery Point due to Iow volume, quality, term expiration, or other cause.

N. ASSIGNMENT

N.1 Binding on Assignees. Either party may assign this Contract. This Contract is binding upon and inures to the benefit of the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the parties, and, subject to any prior dedications by the assignee, shall be binding upon any purchaser of Buyer's Facilities and upon any purchaser of the properties of Seller subject to this Contract. Nothing contained in this Section will prevent either party from mortgaging its rights as security for its indebtedness, but security is subordinate to the parties' rights and obligations under this Contract.

N.2  Notice of Assignment. Seller will make any assignment or sublease of any oil and gas properties or any gas rights contracted to Buyer expressly subject to this Contract. No transfer of or succession to the interest of Seller, however made, will bind Buyer unless and until the original instrument or other proper proof that the claimant is legally entitled to an interest has been furnished to Buyer at its Division Order address noted in the Notices Section or subsequent address.

O. MISCELLANEOUS PROVISIONS

O.1 Governing Law. THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, without reference to those that might refer to the laws of another jurisdiction.

O.2  Default and Nonwaiver. A waiver by a party of any one or more defaults by the other in the performance of any provisions of this Contract will not operate as a waiver of any future default or defaults, whether of a like or different character.

O.3 Counterparts. This Contract may be executed in any number of counterparts, all of which will be considered together as one instrument, and this Contract will be binding upon all parties executing it, whether or not executed by all parties owning an interest in the producing sources affected by this Contract. Signed copies of this Contract and facsimiles of it shall have the same force and effect as originals.

O.4 Negotiations; Entire Agreement; Amendment; No Third Party Beneficiaries. The language of this Contract shall not be construed in favor of or against either party, but shall be construed as if the language were drafted mutually by both parties. This Contract constitutes the final and complete agreement between the parties. There are no oral promises, prior agreements, understandings, obligations, warranties, or representations between the parties relating to this Contract other than those stated herein. All waivers, modifications, amendments, and changes to this Contract shall be in writing and signed by the authorized representatives of the parties. The relations between the parties are those of independent contractors; this Contract creates no joint venture, partnership, association, other special relationship, or fiduciary obligations. There are no third party beneficiaries of Buyer's sales contracts or of this Contract.

O.5 Ratification and Third PartyGas. Notwithstanding anything contained herein to the contrary, Buyer has no duty under this Contract to purchase or handle gas attributable to production from interests of third parties that has been purchased by Seller for resale, except that Buyer will purchase Other WI Gas. "Other WI Gas" means gas attributable to working and mineral interests owned by third parties in wells operated by Seller that are subject to this Contract that Seller has the right to market under an operating agreement. If Buyer requests in writing that Seller obtain ratification of this Contract from owners of Other WI Gas, Seller will use reasonable commercial efforts to cause those Other WI Gas owners to execute and deliver to Buyer an instrument prepared by Buyer for the purpose of ratifying and adopting this Contract with respect to the owner's Other WI Gas, and the ratifying owner will become a party to this Contract with like force and effect as though the Other WI owner had executed this Contract as amended as of the time of the ratification, and the terms of this Contract as then amended will become binding upon Buyer and the ratifying owner.

O.6 Compliance with Laws and Regulations. This Contract is subject to all valid statutes and rules and regulations of any duly enndinitad federal or state authority or regulatory body having jurisdiction. Neither party will be in default as a result of compliance with laws and regulations.

O.7 Fees and Costs; Damages. If a breach occurs, the parties are entitled to recover as their sole and exclusive damages for breach of the price and quantity obligations under this Contract the price for gas taken by Buyer in the case of Seller and the lost margin less avoided costs in the case of Buyer. If mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligations of this Contract, each party agrees to bear its own attorneys' fees and costs of investigation and defense, and each party waives any right to recover those fees and costs from the other party or parties.

O.8 Mutual Waiver of Certain Remedies. Except as to the parties' indemnification obligations, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE `OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, THAT ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.

O.9 Arbitration. The parties desire to resolve any disputes that may arise informally, if possible. All disputes arising out of Or relating to this Contract that are not resolved by agreement of the parties must be resolved using the provisions of this Section. To that end, if a dispute or disputes arise out of or relating to this Contract, a party shall give written notice of the disputes to the other involved parties, and each party will appoint an employee to negotiate with the other party concerning the disputes. If the disputes have not been resolved by negotiation within 30 Days of the initial dispute notice, or if the complaining party fails to send an initial dispute notice, the disputes shall be resolved by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration and related commentary ("Rules") and this Section. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq., and the Rules, to the exclusion of any provision of state law inconsistent with them. The party seeking resolution shall initiate arbitration by written notice sent to the other party or parties to be involved. The parties shall promptly select one disinterested arbitrator with at least ten years' experience in the natural gas industry or ten years' experience with natural gas law, and not previously employed by either party or its Affiliates, and, if possible, shall be selected by agreement between the parties. If the parties cannot select an arbitrator by agreement within 30 Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules. If the disputes involve an amount greater than $150,000, they will be decided by a panel of three arbitrators with the above qualifications, one selected by each party, and the third selected by the party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules. The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section 0.1 above, "Governing Law." The arbitration award will be limited by Sections 0.7, "Fees and Costs; Damages" and 0.8 above, "Mutual Waiver of Certain Remedies." The parties intend case specific dispute resolution; either party may opt out of any attempted class action for all claims of any party related to this Contract. The arbitrator(s) shall state the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

END OF EXHIBIT A TO GAS PURCHASE CONTRACT

EXHIBIT B to GAS PURCHASE CONTRACT
Between SOUTH TEXAS OIL COMPANY, as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of April 1, 2009

COMMITTED LEASES AND WELLS

VARIOUS COUNTIES, TEXAS

No.	Buyer's Meter No.	WELL/LEASE NAME	LOCATION	COUNTY, STATE
1.	712510-00	Kleiber #1	David G. Green Survey, A-379	Lee, Texas
2.	712547-00	R. King #1	Thomas Freeman Survey, A-123	Lee, Texas
3.	714080-00	Elo #3	John Shaw Survey, A-92	Fayette, Texas
4.	714011-00	Lonie Mae #1H	Wilkerson Survey, A-352	Lee, Texas
5.	720217-00	Atlanta Hatfield OH	Woods Survey, A-11	Fayette, Texas
6,	712603-00	Koehler #1	J.D.G. Varelman League, A-20	Lee, Texas
7.	A4712-00	Trousdale (Majestic)	John Ingram Survey, A-562	Fayette, Texas
8.	720216-00	Dernebl #2	N. C. Taylor Survey, A-306	Fayette, Texas
9.	712607-00	Mary Zona #1 RE	Matthew Sparks League Survey, A-18	Lee, Texas
10.	720222-00	Petrich Lorenz #1	Elias Gilpin Survey, A-196 and N. Taylor Survey, A- 306	Fayette, Texas
11.	712618-00	El Capitan #1	Matthew Sparks Survey, A-18	Lee, Texas
12.	720238-00	Krause #2-A	G. W. Whitesides Survey, A-23	Lee, Texas
13.	720242-00	Ansell-Lehmann #111	G. W. Brazeale Survey, A-126	Fayette, Texas
14.	712630-00	Zoch-Noack Unit #1	George William Survey, A-349	Lee, Texas
15.	40525-00	Kimberly #1	J. Dobbins, A-81	Lee, Texas